Exhibit 99.1

NECB Earnings Press Release for 12/31/2025:

NORTHEAST COMMUNITY BANCORP, INC. REPORTS RESULTS

FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2025

White Plains, New York, January 28, 2026 – NorthEast Community Bancorp, Inc. (Nasdaq: NECB) (the “Company”), the parent holding company of NorthEast Community Bank (the “Bank”), reported net income of $10.8 million, or $0.81 per basic share and $0.79 per diluted share, for the quarter ended December 31, 2025 compared to net income of $10.2 million, or $0.78 per basic share and $0.75 per diluted share, for the quarter ended December 31, 2024. In addition, the Company reported net income of $44.4 million, or $3.35 per basic share and $3.25 per diluted share, for the year ended December 31, 2025 compared to net income of $47.1 million, or $3.58 per basic share and $3.52 per diluted share, for the year ended December 31, 2024.

Kenneth A. Martinek, Chairman of the Board and Chief Executive Officer, stated “We are once again pleased to be able to report continued strong performance throughout our entire loan portfolio, with continuing focus on construction lending in high demand, high absorption sub-markets. Loan demand remains strong with outstanding unfunded commitments exceeding $680 million at December 31, 2025.”

“Our New York City cooperative corporation lending program continues to grow, as does our multi-family lending throughout Eastern Massachusetts.”

“Earlier this week, the Company also announced the retirement of Linda M. Swan as a director of the Company and the Bank, effective as of January 20, 2026, and the appointment of Lynette Bennett as a director of the Company and the Bank, effective as of January 22, 2026,” Mr. Martinek continued. “On behalf of the Board of Directors, I would like to thank Linda for her significant contributions to the Company and the Bank during her two stints as a director, which spanned over 28 years, and wish her well in retirement.”

Highlights for the fourth quarter and year ended December 31, 2025 are as follows:

•	Performance metrics continue to be strong with a return on average total assets ratio of 2.11%, a return on average shareholders’ equity ratio of 12.32%, and an efficiency ratio of 42.31% for the quarter ended December 31, 2025. For the year ended December 31, 2025, the Company reported a return on average total assets ratio of 2.21%, a return on average shareholders’ equity ratio of 13.12%, and an efficiency ratio of 40.70%.

•	Asset quality metrics continue to remain strong with no non-performing loans at either December 31, 2025 or December 31, 2024. We disposed of two foreclosed assets during 2025, resulting in no non-performing assets at December 31, 2025 compared to $5.1 million in non-performing assets at December 31, 2024. Our non-performing assets to total assets were 0.00% and 0.25% at December 31, 2025 and at December 31, 2024, respectively. Our allowance for credit losses related to loans totaled $4.7 million, or 0.25% of total loans at December 31, 2025 compared to $4.8 million, or 0.27% of total loans at December 31, 2024.

•	Total stockholders’ equity increased by $33.4 million, or 10.5%, to $351.7 million, or 17.04% of total assets as of December 31, 2025 from $318.3 million, or 15.84% of total assets as of December 31, 2024.

Balance Sheet Summary

Total assets increased $53.9 million, or 2.7%, to $2.1 billion at December 31, 2025, from $2.0 billion at December 31, 2024. The increase in assets was primarily due to increases in net loans of $47.8 million, equity securities of $4.6 million, securities held-to-maturity of $3.7 million, and cash and cash equivalents of $2.9 million, partially offset by decreases in real estate owned of $5.1 million and accrued interest receivable of $1.3 million.

Cash and cash equivalents increased $2.9 million, or 3.7%, to $81.2 million at December 31, 2025 from $78.3 million at December 31, 2024. The increase in cash and cash equivalents was a result of an increase of $70.0 million in borrowings that funded increases of $47.8 million in loans, $4.6 million in equity securities, and $3.7 million in securities held-to-maturity, and a decrease of $53.5 million in deposits.

Equity securities increased $4.6 million, or 20.8%, to $26.6 million at December 31, 2025 from $22.0 million at December 31, 2024. The increase in equity securities was attributable to the purchase of $4.0 million in equity securities during the year ended December 31, 2025 and market appreciation of $521,000 due to market interest rate volatility during the year ended December 31, 2025.

Securities held-to-maturity increased $3.7 million, or 25.3%, to $18.3 million at December 31, 2025 from $14.6 million at December 31, 2024 due to purchases of $4.8 million in municipal bonds, partially offset by $1.1 million in maturities and pay-downs of various investment securities.

Loans, net of the allowance for credit losses, increased $47.8 million, or 2.6%, to $1.9 billion at December 31, 2025 from $1.8 billion at December 31, 2024. The increase in loans consisted of increases of $99.9 million in multi-family loans of which $59.6 million is attributed to residential cooperative building loans, $31.7 million in commercial and industrial loans, and $9.0 million in non-residential loans. The increases in these loan categories were partially offset by decreases of $89.8 million in construction loans, $1.6 million in consumer loans, $1.4 million in mixed-use loans, and $358,000 in one-to-four family loans. The decrease in our construction loan portfolio was due to normal pay-downs and principal reductions as construction projects were completed and either condominium units were sold to end buyers or multi-family rental buildings were refinanced by other financial institutions.

During the year ended December 31, 2025, we originated loans totaling $860.7 million consisting primarily of $665.1 million in construction loans, $119.9 million in multi-family loans of which $49.6 million is attributed to residential cooperative building loans, $64.0 million in commercial and industrial loans, $11.1 million in non-residential loans, and $730,000 in mixed-use loans. The $665.1 million in construction loans had 41.2% disbursed at loan closing, with the remaining funds to be disbursed over the terms of the construction loans.

The allowance for credit losses related to loans decreased to $4.7 million as of December 31, 2025, from $4.8 million as of December 31, 2024. The decrease in the allowance for credit losses related to loans was due to charge-offs totaling $701,000 and negative provision for credit losses totaling $272,000, offset by recoveries totaling $875,000.

Premises and equipment increased $572,000, or 2.3%, to $25.4 million at December 31, 2025 from $24.8 million at December 31, 2024 primarily due to the purchases of additional fixed assets and the expansion of our Kiryas Joel branch office.

Federal Home Loan Bank stock increased $13,000, or 3.3%, to $410,000 at December 31, 2025 from $397,000 at December 31, 2024 primarily due to an increase in mortgage-related assets.

Bank owned life insurance (“BOLI”) increased $695,000, or 2.7%, to $26.4 million at December 31, 2025 from $25.7 million at December 31, 2024 due to increases in the BOLI cash value.

Accrued interest receivable decreased $1.3 million, or 9.3%, to $12.2 million at December 31, 2025 from $13.5 million at December 31, 2024 due to a 75 basis point decrease in the Prime Rate that occurred in 2025, partially offset by an increase of $47.4 million in the loan portfolio.

Real estate owned decreased $5.1 million, or 100.0%, to none at December 31, 2025 from $5.1 million at December 31, 2024 due to the sale of two foreclosed properties to two independent third parties.

Property held for investment decreased $36,000, or 2.6%, to $1.3 million at December 31, 2025 from $1.4 million at December 31, 2024 due to the amortization of property.

Right of use assets — operating increased $655,000, or 16.4%, to $4.7 million at December 31, 2025 from $4.0 million at December 31, 2024, primarily due to the physical expansion of a branch office and the resulting amendment of the operating lease and the renewal of another branch operating lease, partially offset by the amortization of the right of use assets.

Other assets decreased $621,000, or 5.4%, to $11.0 million at December 31, 2025 from $11.6 million at December 31, 2024 due to decreases of $2.5 million in tax assets and $9,000 in miscellaneous assets, partially offset by increases of $1.1 million in prepaid expenses and $819,000 in suspense accounts.

Total deposits decreased $53.5 million, or 3.2%, to $1.6 billion at December 31, 2025 from $1.7 billion at December 31, 2024. The decrease in deposits was primarily due to decreases in certificates of deposit of $101.3 million, or 10.1% and non-interest bearing deposits of $15.2 million, or 5.3%, partially offset by increases in NOW/money market accounts of $59.1 million, or 24.3%, and savings account balances of $3.9 million, or 2.9%. The decrease of $101.3 million in certificates of deposit consisted of decreases in retail certificates of deposit of $69.8 million, or 13.6% and brokered certificates of deposit of $65.5 million, or 15.0%, partially offset by an increase in non-brokered listing services certificates of deposit of $34.0 million, or 101.3%.

The decrease in brokered certificates of deposit was due to management’s strategy to reduce the cost of funds by “calling” higher rate brokered deposits on their call dates and to rely less on brokered deposits. The decrease in retail certificates of deposit was due to a shift in deposits to our retail high yield money market accounts. The increase in non-brokered listing services certificates of deposits was due to management’s strategy to diversify funding sources.

Advance payments by borrowers for taxes and insurance increased $734,000, or 45.4%, to $2.4 million at December 31, 2025 from $1.6 million at December 31, 2024 due primarily to accumulation of real estate tax payments from borrowers.

Borrowings increased to $70.0 million at December 31, 2025 from none at December 31, 2024 due primarily to management’s strategy to diversify funding sources.

Lease liability – operating increased $688,000, or 16.7%, to $4.8 million at December 31, 2025 from $4.1 million at December 31, 2024, primarily due to the physical expansion of a branch office and the resulting amendment of the operating lease and the renewal of another branch operating lease, partially offset by the amortization of the lease liability.

Accounts payable and accrued expenses increased $2.8 million, or 19.2%, to $17.3 million at December 31, 2025 from $14.5 million at December 31, 2024 due primarily to increases in accrued expense of $812,000, accrued dividends payable of $673,000, deferred compensation of $615,000, accrued borrowing interest expense of $512,000, and the allowance for credit losses for off-balance sheet commitments of $175,000, partially offset by a decrease in suspense account-loan closings of $12,000.

The allowance for credit losses for off-balance sheet commitments increased $175,000, or 24.9%, to $879,000 at December 31, 2025 from $704,000 at December 31, 2024 due primarily to an increase of $117.7 million, or 20.9%, in off-balance sheet commitments from December 31, 2024 to December 31, 2025.

Stockholders’ equity increased $33.4 million, or 10.5% to $351.7 million at December 31, 2025, from $318.3 million at December 31, 2024. The increase in stockholders’ equity was due to net income of $44.4 million for the year ended December 31, 2025, an increase of $1.1 million in earned employee stock ownership plan shares coupled with a reduction of $869,000 in unearned employee stock ownership plan shares, the amortization expense of $2.0 million relating to restricted stock and stock options granted under the Company’s 2022 Equity Incentive Plan, and $9,000 in other comprehensive income, partially offset by dividends declared of $13.4 million, stock repurchases of $1.6 million, and $18,000 in stock options exercised.

Results of Operations for the Quarters Ended December 31, 2025 and 2024

Net Interest Income

Net interest income was $25.5 million for the quarter ended December 31, 2025, as compared to $25.3 million for the quarter ended December 31, 2024. The increase in net interest income of $160,000, or 0.6%, was primarily due to a decrease in interest expense that exceeded a decrease in interest income caused by a decrease in the cost of funds for interest-bearing liabilities that exceeded the decrease in the yield on interest-earning assets.

Total interest and dividend income decreased $1.9 million, or 4.6%, to $38.6 million for the quarter ended December 31, 2025 from $40.5 million for the quarter ended December 31, 2024. The decrease in interest and dividend income was due to a decrease in the yield on interest-earning assets by 60 basis points from 8.46% for the quarter ended December 31, 2024 to 7.86% for the quarter ended December 31, 2025, partially offset by an increase in the average balance of interest-earning assets of $52.7 million, or 2.8%, to $2.0 billion for the quarter ended December 31, 2025 from $1.9 billion for the quarter ended December 31, 2024.

Interest expense decreased $2.0 million, or 13.4%, to $13.1 million for the quarter ended December 31, 2025 from $15.2 million for the quarter ended December 31, 2024. The decrease in interest expense was due to a decrease in the cost of interest-bearing liabilities by 61 basis points from 4.34% for the quarter ended December 31, 2024 to 3.73% for the quarter ended December 31, 2025, partially offset by an increase in average interest-bearing liabilities of $10.8 million, or 0.8%, to $1.4 billion for the quarter ended December 31, 2025 from $1.4 billion for the quarter ended December 31, 2024.

Our net interest margin decreased 11 basis points, or 2.1%, to 5.18% for the quarter ended December 31, 2025 compared to 5.29% for the quarter ended December 31, 2024. The decrease in the net interest margin was due to a 175 basis points decrease in the Federal Funds rate from September 2024 to December 2025 that resulted in a decrease in the yield on interest-earning assets, partially offset by a smaller decrease in the cost of funds on interest-bearing liabilities.

Credit Loss Expense

The Company recorded a credit loss expense reduction of $334,000 for the quarter ended December 31, 2025 compared to a credit loss expense of $1.0 million for the quarter ended December 31, 2024.

The credit loss expense reduction of $334,000 for the quarter ended December 31, 2025 was due to a recovery of unused interest reserve deposits totaling $334,000 from a foreclosed construction loan. The credit loss expense of $1.0 million for the quarter ended December 31, 2024 was primarily due to charge-offs totaling $1.2 million.

With respect to the allowance for credit losses for loans, we charged-off $24,000 during the quarter ended December 31, 2025, as compared to charge-offs of $1.2 million during the quarter ended December 31, 2024. The charge-offs during the quarter ended December 31, 2025 were against various unpaid overdrafts in our demand deposit accounts. The charge-offs during the quarter ended December 31, 2024 were due to an uncollectible $1.0 million commercial and industrial loan, an overdrawn demand deposit account totaling $202,000, and various smaller unpaid overdrafts in our demand deposit accounts.

We recorded recoveries of $342,000 during the quarter ended December 31, 2025 compared to no recoveries during the quarter ended December 31, 2024. The recoveries of $342,000 during the quarter ended December 31, 2025 were comprised of recoveries of $334,000 from unused interest reserve deposits from a construction loan and $8,000 from a previously charged-off unpaid overdraft on a demand deposit account.

Non-Interest Income

Non-interest income for the quarter ended December 31, 2025 was $987,000 compared to non-interest income of $149,000 for the quarter ended December 31, 2024. The increase of $838,000, or 562.4%, in total non-interest income was primarily due to increases of $609,000 in unrealized gain on equity securities, $240,000 in other loan fees and service charges, $12,000 in BOLI income, and $5,000 in miscellaneous other non-interest income, partially offset by a decrease of $28,000 in net gain on disposition of fixed assets.

The increase in unrealized gain on equity securities was due to an unrealized gain of $55,000 on equity securities during the quarter ended December 31, 2025 compared to an unrealized loss of $554,000 on equity securities during the quarter ended December 31, 2024. The unrealized gain of $55,000 and unrealized loss of $554,000 on equity securities during the quarters ended December 31, 2025 and 2024, respectively, were due to market interest rate volatility during both periods.

The increase of $240,000 in other loan fees and service charges was due to increases of $194,000 in miscellaneous loan fees and $47,000 in ATM/debit card/ACH fees. The increase of $12,000 in BOLI income was due to an increase in the yield on BOLI assets.

Non-Interest Expense

Non-interest expense increased $1.3 million, or 12.8%, to $11.2 million for the quarter ended December 31, 2025 from $9.9 million for the quarter ended December 31, 2024. The increase resulted primarily from increases of $980,000 in salaries and employee benefits, $125,000 in real estate owned expense, $97,000 in other operating expense, $91,000 in outside data processing expense, and $53,000 in occupancy expense, partially offset by decreases of $56,000 in equipment expense and $22,000 in advertising expense.

Income Taxes

We recorded income tax expense of $4.8 million and $4.3 million for the quarters ended December 31, 2025 and 2024, respectively. For the quarter ended December 31, 2025, we had approximately $237,000 in tax exempt income, compared to approximately $205,000 in tax exempt income for the quarter ended December 31, 2024. Our effective income tax rate was 30.7% for the quarter ended December 31, 2025 compared to 29.5% for the quarter ended December 31, 2024.

Results of Operations for the Years Ended December 31, 2025 and 2024

Net Interest Income

Net interest income was $100.7 million for the year ended December 31, 2025 as compared to $102.8 million for the year ended December 31, 2024. The decrease in net interest income of $2.1 million, or 2.0%, was primarily due to a decrease in interest income that exceeded a decrease in interest expense caused by a decrease in the yield on interest-earning assets that exceeded the decrease in the cost of funds for interest-bearing liabilities.

Total interest and dividend income decreased $5.9 million, or 3.7%, to $154.1 million for the year ended December 31, 2025 from $160.0 million for the year ended December 31, 2024. The decrease in interest and dividend income was due to a decrease in the yield on interest earning assets by 71 basis points from 8.75% for the year ended December 31, 2024 to 8.04% for the year ended December 31, 2025, partially offset by an increase in the average balance of interest earning assets of $88.2 million, or 4.8%, to $1.9 billion for the year ended December 31, 2025 from $1.8 billion for the year ended December 31, 2024.

Interest expense decreased $3.9 million, or 6.7%, to $53.4 million for the year ended December 31, 2025 from $57.2 million for the year ended December 31, 2024. The decrease in interest expense was due to a decrease in the cost of interest bearing liabilities by 46 basis points from 4.35% for the year ended December 31, 2024 to 3.89% for the year ended December 31, 2025, partially offset by an increase in average interest bearing liabilities of $56.7 million, or 4.3%, to $1.4 billion for the year ended December 31, 2025 from $1.3 billion for the year ended December 31, 2024.

Net interest margin decreased 37 basis points, or 6.6%, to 5.25% for the year ended December 31, 2025 compared to 5.62% for the year ended December 31, 2024. The decrease in the net interest margin was due to a 175 basis points decrease in the Federal Funds rate from September 2024 to December 2025 that resulted in a decrease in the yield on interest-earning assets, partially offset by a smaller decrease in the cost of funds on interest-bearing liabilities.

Credit Loss Expense

The Company recorded a credit loss expense reduction of $97,000 for the year ended December 31, 2025 compared to a credit loss expense of $740,000 for the year ended December 31, 2024. The credit loss expense reduction of $97,000 for the year ended December 31, 2025 was comprised of a credit loss expense reduction for loans of $272,000, offset by a credit loss expense for off-balance sheet commitments of $175,000.

The credit loss expense reduction for loans of $272,000 for the year ended December 31, 2025 was primarily due to a credit loss expense reduction of $334,000 during the fourth quarter of 2025 due to a recovery of unused interest reserve deposits totaling $334,000 from a foreclosed construction loan, offset by a credit loss expense of $62,000 during the first quarter of 2025 due to an increase in the multi-family loan portfolio.

The credit loss expense of $740,000 for the year ended December 31, 2024 was comprised of a credit loss expense for loans of $1.0 million, partially offset by a credit loss expense reduction for off-balance sheet commitments of $334,000 and a credit loss expense reduction for held-to-maturity investment securities of $10,000.

The credit loss expense for loans of $1.0 million for the year ended December 31, 2024 was primarily attributed to charge-offs totaling $1.3 million, partially offset by favorable trends in the economy. The credit loss expense reduction for off-balance sheet commitments of $334,000 for the year ended December 31, 2024 was primarily attributed to a reduction of $157.6 million in the level of off-balance sheet commitments. The credit loss expense reduction for held-to-maturity investment securities of $10,000 for the year ended December 31, 2024 was primarily attributed to a reduction of $708,000 in the level of applicable held-to-maturity investment securities.

We charged-off $702,000 during the year ended December 31, 2025 as compared to charge-offs of $347,000 during the year ended December 31, 2024. The charge-offs in both years were against various unpaid overdrafts in our demand deposit accounts.

We recorded recoveries of $875,000 during the year ended December 31, 2025 compared to no recoveries during the year ended December 31, 2024. The recoveries of $875,000 during the year ended December 31, 2025 were comprised of recoveries of $350,000 from a previously charged-off non-residential mortgage loan, $334,000 from unused interest reserve deposits from a construction loan, and $191,000 from previously charged-off unpaid overdrafts on demand deposit accounts.

Non-Interest Income

Non-interest income for the year ended December 31, 2025 was $4.1 million compared to non-interest income of $2.8 million for the year ended December 31, 2024. The increase of $1.3 million, or 47.1%, in total non-interest income was primarily due to increases of $686,000 in unrealized gain on equity securities, $616,000 in other loan fees and service charges, and $39,000 in BOLI income, partially offset by decreases of $28,000 in net gain on disposition of fixed assets and $2,000 in miscellaneous other non-interest income.

The increase in unrealized gain on equity securities was due to an unrealized gain of $577,000 on equity securities during the year ended December 31, 2025 compared to an unrealized loss of $109,000 on equity securities during the year ended December 31, 2024. Both the unrealized gain/loss on equity securities during the 2025 and 2024 periods were due to market interest rate volatility during the respective periods. The increase of $616,000 in other loan fees and service charges was due to increases of $425,000 in miscellaneous loan fees, $188,000 in ATM/debit card/ACH fees, and $2,000 in deposit account fees. The increase in BOLI income of $39,000 was due to an increase in the yield on BOLI assets.

Non-Interest Expense

Non-interest expense increased $3.6 million, or 9.2%, to $42.7 million for the year ended December 31, 2025 from $39.1 million for the year ended December 31, 2024. The increase resulted primarily from increases of $2.2 million in salaries and employee benefits, $626,000 in other operating expense, $474,000 in outside data processing expense, $164,000 in occupancy expense, $114,000 in real estate owned expense, and $8,000 in advertising expense, partially offset by a decrease of $22,000 in equipment expense.

Income Taxes

We recorded income tax expense of $17.8 million and $18.7 million for the years ended December 31, 2025 and 2024, respectively. For the year ended December 31, 2025, we had approximately $867,000 in tax exempt income, compared to approximately $802,000 in tax exempt income for the year ended December 31, 2024. Our effective income tax rates were 28.7% and 28.4% for the years ended December 31, 2025 and 2024, respectively.

Asset Quality

We had no non-performing assets at December 31, 2025 compared to $5.1 million at December 31, 2024. Non-performing assets as of December 31, 2024 consisted of a foreclosed property totaling $4.3 million located in the Bronx, New York and a foreclosed property totaling $767,000 located in Pittsburgh, Pennsylvania.

The Bronx property was sold on June 30, 2025 to a third-party buyer at no loss to the Company which, in connection therewith, we provided the financing to complete the multi-family project. We charged off $222,000 in September 2025 on the Pittsburgh property and we sold the property on December 30, 2025 at a loss of $273,000.

Our ratio of non-performing assets to total assets was zero at December 31, 2025 as compared to 0.25% at December 31, 2024.

The Company’s allowance for credit losses related to loans was $4.7 million, or 0.25% of total loans as of December 31, 2025, compared to $4.8 million, or 0.27% of total loans as of December 31, 2024. Based on a review of the loans that were in the loan portfolio at December 31, 2025, management believes that the allowance for credit losses related to loans is maintained at a level that represents its best estimate of inherent losses in the loan portfolio that were both probable and reasonably estimable.

In addition, at December 31, 2025, the Company’s allowance for credit losses related to off-balance sheet commitments totaled $704,000 and the allowance for credit losses related to held-to-maturity debt securities totaled $126,000.

Capital

The Company’s total stockholders’ equity to assets ratio was 17.04% as of December 31, 2025. At December 31, 2025, the Company had the ability to borrow $768.8 million from the Federal Reserve Bank of New York, $35.8 million from the Federal Home Loan Bank of New York, and $8.0 million from Atlantic Community Bankers Bank.

The Bank’s capital position remains strong relative to current regulatory requirements and the Bank is considered a well-capitalized institution under the Prompt Corrective Action framework. As of December 31, 2025, the Bank had a tier 1 leverage capital ratio of 16.39% and a total risk-based capital ratio of 15.62%.

The Company completed its first stock repurchase program on April 14, 2023 whereby the Company repurchased 1,637,794 shares, or 10%, of the Company’s issued and outstanding common stock. The cost of the first stock repurchase program totaled $23.0 million, including commission costs and Federal excise taxes.

The Company commenced its second stock repurchase program on May 30, 2023 whereby the Company was to repurchase 1,509,218, or 10%, of the Company’s issued and outstanding common stock. The Company terminated its second stock repurchase program on December 31, 2024 whereby the Company had repurchased 1,091,174, or 7.2% of the Company’s issued and outstanding common stock at the commencement of the second stock repurchase program. The cost of the second repurchase program totaled $17.2 million, including commission costs and Federal excise taxes.

The Company commenced its third stock repurchase program on December 10, 2025 whereby the Company will repurchase 1,400,435, or 10%, of the Company’s issued and outstanding common stock. As of December 31, 2025, the Company had repurchased 40,924 shares of common stock under its third repurchase program, at a cost of $938,000, including commission costs.

About NorthEast Community Bancorp

NorthEast Community Bancorp, headquartered at 325 Hamilton Avenue, White Plains, New York 10601, is the holding company for NorthEast Community Bank, which conducts business through its eleven branch offices located in Bronx, New York, Orange, Rockland, and Sullivan Counties in New York and Essex, Middlesex, and Norfolk Counties in Massachusetts and three loan production offices located in New City, New York, White Plains, New York, and Danvers, Massachusetts. For more information about NorthEast Community Bancorp and NorthEast Community Bank, please visit www.necb.com.

Forward Looking Statement

This press release contains certain forward-looking statements. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause actual results to differ materially from expected results include, but are not limited to, changes in market interest rates, regional and national economic conditions (including higher inflation or recessionary conditions and their impact on regional and national economic conditions), legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the impacts of tariffs, sanctions and other trade policies of the United States and its global trading counterparts, the impact of changing political conditions or federal government shutdowns, the quality and composition of the loan or investment portfolios, demand for loan products, decreases in deposit levels necessitating increased borrowing to fund loans and securities, competition, demand for financial services in NorthEast Community Bank’s market area, changes in the real estate market values in NorthEast Community Bank’s market area, the impact of failures or disruptions in or breaches of the Company’s operational or security systems, data or infrastructure, or those of third parties, including as a result of cyberattacks or campaigns, and changes in relevant accounting principles and guidelines. Additionally, other risks and uncertainties may be described in our annual and quarterly reports filed with the U.S. Securities and Exchange Commission (the “SEC”), which are available through the SEC’s website located at www.sec.gov. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT:	Kenneth A. Martinek
Chairman and Chief Executive Officer

PHONE:	(914) 684-2500

NORTHEAST COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	December 31,	December 31,
	2025	2024
	(In thousands, except share
	and per share amounts)
ASSETS
Cash and amounts due from depository institutions	$10,456	$13,700
Interest-bearing deposits	70,719	64,559
Total cash and cash equivalents	81,175	78,259
Certificates of deposit	100	100
Equity securities	26,570	21,994
Securities held-to-maturity (net of allowance for credit losses of $126 and $126, respectively )	18,315	14,616
Loans receivable	1,860,066	1,812,647
Deferred loan costs (fees), net	268	(49)
Allowance for credit losses	(4,731)	(4,830)
Net loans	1,855,603	1,807,768
Premises and equipment, net	25,377	24,805
Investments in restricted stock, at cost	410	397
Bank owned life insurance	26,433	25,738
Accrued interest receivable	12,228	13,481
Real estate owned	-	5,120
Property held for investment	1,334	1,370
Right of Use Assets – Operating	4,656	4,001
Right of Use Assets – Financing	343	347
Other assets	10,964	11,585
Total assets	$2,063,508	$2,009,581
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing	$271,924	$287,135
Interest bearing	1,344,977	1,383,240
Total deposits	1,616,901	1,670,375
Advance payments by borrowers for taxes and insurance	2,352	1,618
Borrowings	70,000	-
Lease Liability – Operating	4,796	4,108
Lease Liability – Financing	434	609
Accounts payable and accrued expenses	17,325	14,530
Total liabilities	1,711,808	1,691,240

Stockholders’ equity:
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued or outstanding	$—	$—
Common stock, $0.01 par value; 75,000,000 shares authorized; 13,963,432 shares and 14,016,254 shares outstanding, respectively	140	140
Additional paid-in capital	111,575	110,091
Unearned Employee Stock Ownership Plan (“ESOP”) shares	(5,218)	(6,088)
Retained earnings	244,970	213,974
Accumulated other comprehensive income	233	224
Total stockholders’ equity	351,700	318,341
Total liabilities and stockholders’ equity	$2,063,508	$2,009,581

NORTHEAST COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
			(In thousands, except per share amounts)
INTEREST INCOME:
Loans	$37,721	$39,081	$149,624	$153,902
Interest-earning deposits	546	1,144	3,370	5,202
Securities	326	247	1,124	909
Total Interest Income	38,593	40,472	154,118	160,013
INTEREST EXPENSE:
Deposits	11,803	15,160	49,718	55,619
Borrowings	1,322	5	3,625	1,564
Financing lease	10	9	39	38
Total Interest Expense	13,135	15,174	53,382	57,221
Net Interest Income	25,458	25,298	100,736	102,792
Provision for (reversal of) credit loss	(334)	1,026	(97)	740
Net Interest Income after Provision for (Reversal of) Credit Loss	25,792	24,272	100,833	102,052
NON-INTEREST INCOME:
Other loan fees and service charges	725	485	2,714	2,098
Gain (loss) on disposition of equipment	(6)	22	(6)	22
Earnings on bank owned life insurance	182	170	695	656
Unrealized gain (loss) on equity securities	55	(554)	577	(109)
Other	31	26	114	116
Total Non-Interest Income	987	149	4,094	2,783
NON-INTEREST EXPENSES:
Salaries and employee benefits	6,184	5,204	23,184	20,942
Occupancy expense	765	712	2,992	2,828
Equipment	173	229	868	890
Outside data processing	771	680	3,078	2,604
Advertising	86	108	426	418
Real estate owned expense	329	204	845	731
Other	2,882	2,785	11,275	10,649
Total Non-Interest Expenses	11,190	9,922	42,668	39,062
INCOME BEFORE PROVISION FOR INCOME TAXES	15,589	14,499	62,259	65,773
PROVISION FOR INCOME TAXES	4,778	4,283	17,846	18,699
NET INCOME	$10,811	$10,216	$44,413	$47,074

NORTHEAST COMMUNITY BANCORP, INC.

SELECTED CONSOLIDATED FINANCIAL DATA

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(In thousands, except per share amounts)		(In thousands, except per share amounts)
Per share data:
Earnings per share - basic	$0.81	$0.78	$3.35	$3.58
Earnings per share - diluted	0.79	0.75	3.25	3.52
Weighted average shares outstanding - basic	13,297	13,132	13,261	13,136
Weighted average shares outstanding - diluted	13,670	13,582	13,659	13,359
Performance ratios/data:
Return on average total assets	2.11%	2.04%	2.21%	2.46%
Return on average shareholders' equity	12.32%	12.90%	13.12%	15.59%
Net interest income	$25,458	$25,298	$100,736	$102,792
Net interest margin	5.18%	5.29%	5.25%	5.62%
Efficiency ratio	42.31%	38.99%	40.70%	37.00%
Net charge-off ratio	0.01%	0.28%	0.04%	0.08%

Loan portfolio composition:			December 31, 2025	December 31, 2024
One-to-four family			$3,114	$3,472
Multi-family			306,508	206,606
Mixed-use			25,197	26,571
Total residential real estate			334,819	236,649
Non-residential real estate			38,463	29,446
Construction			1,336,329	1,426,167
Commercial and industrial			150,397	118,736
Consumer			58	1,649
Gross loans			1,860,066	1,812,647
Deferred loan (fees) costs, net			268	(49)
Total loans			$1,860,334	$1,812,598
Asset quality data:
Loans past due over 90 days and still accruing			$-	$-
Non-accrual loans			-	-
OREO property			-	5,120
Total non-performing assets			$-	$5,120

Allowance for credit losses to total loans			0.25%	0.27%
Allowance for credit losses to non-performing loans			0.00%	0.00%
Non-performing loans to total loans			0.00%	0.00%
Non-performing assets to total assets			0.00%	0.25%

Bank's Regulatory Capital ratios:
Total capital to risk-weighted assets			15.62%	13.92%
Common equity tier 1 capital to risk-weighted assets			15.36%	13.65%
Tier 1 capital to risk-weighted assets			15.36%	13.65%
Tier 1 leverage ratio			16.39%	14.44%

NORTHEAST COMMUNITY BANCORP, INC.

NET INTEREST MARGIN ANALYSIS

(Unaudited)

	Quarter Ended December 31, 2025			Quarter Ended December 31, 2024
	Average	Interest	Average	Average	Interest	Average
	Balance	and dividend	Yield	Balance	and dividend	Yield
	(In thousands, except yield/cost information)			(In thousands, except yield/cost information)
Loan receivable gross	$1,872,265	$37,721	8.06%	$1,784,920	$39,081	8.76%
Securities	42,679	307	2.88%	36,817	232	2.52%
Federal Home Loan Bank stock	410	19	18.54%	455	15	13.19%
Other interest-earning assets	49,861	546	4.38%	90,279	1,144	5.07%
Total interest-earning assets	1,965,215	38,593	7.86%	1,912,471	40,472	8.46%
Allowance for credit losses	(4,748)			(4,833)
Non-interest-earning assets	89,461			92,422
Total assets	$2,049,928			$2,000,060

Interest-bearing demand deposit	$299,928	$2,476	3.30%	$233,112	$2,198	3.77%
Savings and club accounts	133,267	721	2.16%	137,295	767	2.23%
Certificates of deposit	849,881	8,606	4.05%	1,026,433	12,195	4.75%
Total interest-bearing deposits	1,283,076	11,803	3.68%	1,396,840	15,160	4.34%
Borrowed money	125,839	1,332	4.23%	1,293	14	4.33%
Total interest-bearing liabilities	1,408,915	13,135	3.73%	1,398,133	15,174	4.34%
Non-interest-bearing demand deposit	266,628			263,711
Other non-interest-bearing liabilities	23,445			21,428
Total liabilities	1,698,988			1,683,272
Equity	350,940			316,788
Total liabilities and equity	$2,049,928			$2,000,060

Net interest income / interest spread		$25,458	4.13%		$25,298	4.12%
Net interest rate margin			5.18%			5.29%
Net interest earning assets	$556,300			$514,338
Average interest-earning assets to interest-bearing liabilities	139.48%			136.79%

NORTHEAST COMMUNITY BANCORP, INC.

NET INTEREST MARGIN ANALYSIS

(Unaudited)

	Year Ended December 31, 2025			Year Ended December 31, 2024
	Average	Interest	Average	Average	Interest	Average
	Balance	and dividend	Yield	Balance	and dividend	Yield
	(In thousands, except yield/cost information)			(In thousands, except yield/cost information)
Loan receivable gross	$1,805,645	$149,624	8.29%	$1,701,079	$153,902	9.05%
Securities	39,311	1,082	2.75%	34,765	839	2.41%
Federal Home Loan Bank stock	580	42	7.24%	677	70	10.34%
Other interest-earning assets	71,763	3,370	4.70%	92,610	5,202	5.62%
Total interest-earning assets	1,917,299	154,118	8.04%	1,829,131	160,013	8.75%
Allowance for credit losses	(4,856)			(4,940)
Non-interest-earning assets	93,183			90,675
Total assets	$2,005,626			$1,914,866

Interest-bearing demand deposit	$292,998	$9,881	3.37%	$209,993	$8,498	4.05%
Savings and club accounts	136,894	2,942	2.15%	154,430	3,799	2.46%
Certificates of deposit	858,115	36,895	4.30%	917,665	43,322	4.72%
Total interest-bearing deposits	1,288,007	49,718	3.86%	1,282,088	55,619	4.34%
Borrowed money	83,933	3,664	4.37%	33,117	1,602	4.84%
Total interest-bearing liabilities	1,371,940	53,382	3.89%	1,315,205	57,221	4.35%
Non-interest-bearing demand deposit	274,033			277,957
Other non-interest-bearing liabilities	21,194			19,739
Total liabilities	1,667,167			1,612,901
Equity	338,459			301,965
Total liabilities and equity	$2,005,626			$1,914,866

Net interest income / interest spread		$100,736	4.15%		$102,792	4.40%
Net interest rate margin			5.25%			5.62%
Net interest earning assets	$545,359			$513,926
Average interest-earning assets to interest-bearing liabilities	139.75%			139.08%